Exhibit 99.1

For Immediate Release

April 15, 2015

Media Contact:

Bill Halldin, 916-781-0657

bill@halldinpr.com

Aurora Diagnostics Announces New $40 Million Delayed Draw Term Loan to Fund Acquisitions

PALM BEACH GARDENS, Fla., April 15, 2015 – Aurora Diagnostics today announced that it has amended its existing $220 million credit agreement agented by Cerberus Business Finance, LLC to add a $40 million delayed draw term loan to fund the Company’s continuing lab acquisition program.

“Aurora is well positioned by its size and national footprint to be a consolidator of anatomic pathology providers,” said Daniel D. Crowley, Chairman, Chief Executive Officer and President. “We have acquired four labs in the past nine months and have an attractive pipeline of others that have expressed interest in becoming part of the Aurora family. This delayed draw term loan enables us to continue that important work.”

Further details regarding the credit facility amendment are available in the SEC Form 8-K filed today.

About Aurora Diagnostics

Aurora Diagnostics is the leading independent specialized laboratory company focused on anatomic pathology at 23 locations in the United States. Employing over 120 licensed physicians, Aurora Diagnostics provides high-quality diagnostics and testing information for the patients of its primary referral sources—dermatologists, OB/GYN professionals, gastroenterologists, urologists, general surgeons, oncologists, and for more than 60 community hospitals. For additional information regarding Aurora Diagnostics and the services it provides, please visit the company website at www.auroradx.com.